EXHIBIT 10.1
EXECUTION VERISION
A10 Networks, Inc.
3 West Plumeria Drive
San Jose, CA 95134
March 14, 2018
VIEX Capital Advisors, LLC
825 Third Avenue, 33rd Floor
New York, NY 10022
Attn:    Eric Singer
Gentlemen:
This letter (this “Agreement”) constitutes the agreement between (a) A10 Networks, Inc. (“Company”) and (b) VIEX Capital Advisors, LLC (“VIEX”) and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement (collectively with VIEX, the “VIEX Group”). The VIEX Group and each of its Affiliates (as defined below) and Associates (as defined below) are collectively referred to as the “Investors.” Company and the VIEX Group are collectively the “Parties.”
1.Appointment of New Director. Contingent upon and immediately following the execution of this Agreement, Tor R. Braham (the “Designee”) will be appointed to Company’s Board of Directors (the “Board”) as a Class II director with a term expiring at Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”). From the closing of the polls at Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) and throughout the Restricted Period (as defined below), the Board will not increase the size of the Board to more than five directors.
2.Replacement Director. During the Restricted Period, if (a) the Designee ceases to be a member of the Board for any reason and (b) at such time the VIEX Group beneficially owns shares (which shares are determined to be Net Long Shares (as defined below)) representing in the aggregate at least 2% of Company’s then-outstanding common stock, then Company and VIEX will cooperate to identify (and the Board will promptly appoint) another person (a “Successor Director”) to serve as a director in place of the Designee. Any Successor Director must (a) be qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of Company and the Board and applicable legal, regulatory and stock market requirements; and (b) meet the independence requirements with respect to Company of the listing rules of The New York Stock Exchange. Upon becoming a member of the Board, the Successor Director will succeed to all of the rights and privileges, and will be bound by the terms and conditions, of the Designee under this Agreement.
3.Committee Assignments. Concurrent with his appointment to the Board, the Board will appoint the Designee as a member of the Audit Committee and the Compensation Committee.
4.Director Retirement. Robert Cochran has informed the Board that he will retire as a director of Company (but not as an executive of Company) upon the closing of the polls at the 2018 Annual Meeting.
5.Declassification of the Board. Company will (a) propose that, at the 2018 Annual Meeting, its stockholders vote to declassify the Board (“Declassification”); and (b) use its reasonable best efforts to solicit proxies in favor of stockholders taking that action. In that regard, Company, acting through the Board and all applicable committees of the Board, will take all necessary action so that, if stockholders approve Declassification at the 2018 Annual Meeting, the Board will be declassified on a “rolling” basis beginning with the 2018 Annual Meeting such that (except as provided in this Agreement) each director serving as of immediately prior to the opening of the polls at the 2018 Annual Meeting will serve through the remainder of his term and each director elected or appointed at or after the 2018 Annual Meeting will serve a one-year term expiring at the next annual meeting of stockholders (except for any directors appointed to succeed any directors (or the successors of any such directors) serving as of immediately prior to the opening of the polls at the 2018 Annual Meeting, who will finish their predecessors’ terms).
6.    Efforts by Company Regarding Declassification. At the 2018 Annual Meeting, Company will use its reasonable best efforts to cause all Voting Securities that are beneficially owned by any then-sitting director (or investment funds affiliated with any such director) to be (a) present for quorum purposes; and (b) voted, or caused to be voted, in favor of Declassification.
7.Compliance with Laws and Company Policies. The Investors acknowledge that Company may request the Designee to agree in writing, during the term of any service as a director of Company, to (a) comply with all laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy and corporate governance guidelines, in each case as amended from time to time; and (b) keep confidential all confidential information of Company and not disclose to any third party (including the Investors) any discussions or matters considered in meetings of the Board and its committees (unless such discussion or matters have been previously disclosed publicly by Company).
8.No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, the Investors acknowledge that the Designee, during his service as a director of Company, will not be prohibited from acting in his capacity as a director or from complying with his fiduciary duties as a director of Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).
9.Director Benefits. The Designee will be entitled to the same director benefits as other members of the Board, including (a) compensation for his service as a director and reimbursement for his expenses on the same basis as all other non-employee directors of Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.
10.Voting Commitment. During the Restricted Period, at each annual or special meeting of Company’s stockholders or action by written consent, the Investors will (a) cause all Voting Securities that are beneficially owned by them to be present for quorum purposes, if applicable; and (b) vote, or cause to be voted, all Voting Securities beneficially owned by them in a manner consistent with the recommendation of the Board. Notwithstanding the prior sentence, (i) if, as of the date of the 2018 Annual Meeting, Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) both recommend a vote “against” or “abstain” on any proposal presented at the 2018 Annual Meeting (other than any proposal relating to the election or removal of directors), then the Investors will be permitted to vote in accordance with the ISS and Glass Lewis recommendations on that proposal; and (ii) the Investors will have the right to vote in their sole discretion with respect to any merger, acquisition, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company.
11.Standstill. During the Restricted Period, none of the Investors will, and VIEX will cause the principals, directors, general partners, officers, employees, agents and representatives of each Investor not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):
(a)with respect to Company or the Voting Securities, (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of Securities and Exchange Commission (the “SEC”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, encourage or influence any Person with respect to the voting or disposition of any Voting Securities; or (iv) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign;
(b)initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c)with respect to Company or the Voting Securities, (i) communicate with Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) pursuant to the Exchange Act; (ii) participate in, or take any action pursuant to, or encourage any Person to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum or hold a “stockholder forum”;
(d)(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;
(e)(i) call or seek to call a special meeting of stockholders, or encourage any Person to call a special meeting of stockholders; (ii) act or seek to act by written consent of stockholders; or (iii) make a request for any stockholder list or other similar Company records;
(f)other than solely with other Investors and their Affiliates with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities (other than any group comprised solely of Investors and their Affiliates); (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement;
(g)(i) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving any Investor and Company; (ii) solicit a third party to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Company, or publicly encourage, initiate or support any third party in making such an offer or proposal; or (iii) publicly comment on any proposal regarding any merger, acquisition, recapitalization, restructuring, disposition or other business combination with respect to Company by a third party prior to such proposal becoming public;
(h)other than through non-public communications with Company that would not reasonably be expected to trigger public disclosure obligations for any Party, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, Company or its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;
(i)institute, solicit, assist or join, as a party, any litigation, arbitration or other proceedings against or involving Company or any of its current or former directors or officers (including derivative actions), other than (i) litigation by the Investors enforce the provisions of this Agreement; (ii) counterclaims with respect to any proceeding initiated by, or on behalf of, Company or any of its Affiliates against the Investors; and (iii) the exercise of statutory appraisal rights;
(j)take any action in support of, or, other than through non-public communications, make any proposal or request that constitutes: (i) controlling, changing or influencing Company’s management, business or corporate structure; (ii) seeking to have Company waive or make amendments or modifications to its certificate of incorporation or bylaws; (iii) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (iv) causing a class of securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(k)sell, offer or agree to sell to any third party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities held by the Investors;
(l)acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, through swap or hedging transactions, or otherwise, any securities of Company or any rights decoupled from the underlying securities of Company that would result in the Investors in the aggregate beneficially owning more than 9.9% of the then-outstanding Voting Securities; or
(m)other than through open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of Company to any Person not a party to this Agreement (a “Third Party”) that, to VIEX’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge will be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest of more than 4.9% of the then-outstanding Voting Securities or that would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of more than 4.9% of the then-outstanding Voting Securities.
12.Permitted Actions. Notwithstanding paragraph 11, nothing in this Agreement will prohibit or restrict the Investors from: (a) communicating privately with the Board or any officer or director of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, subject in any case to any confidentiality obligations to the Company of any such director or officer; (ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investors or any of their respective Affiliates or Associates, but only if a breach by the Investors of this Agreement is not the cause of the applicable requirement; or (iii) privately communicating to any of their investors or potential investors factual information regarding the Company, but only if such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed. For the avoidance of doubt, subject to applicable law, the Investors will not be prohibited from communicating privately with stockholders of the Company and others in a manner that does not otherwise violate paragraph 11.
13.Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Restricted Period, it and its respective Affiliates, Associates, subsidiaries, officers, key employees, general partners and directors will not in any way publicly disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s Affiliates, Associates, subsidiaries, successors, assigns, officers (including any current or former officer of such other Party or its subsidiaries), directors (including any current or former director of such other Party or its subsidiaries), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party or its businesses, products or services, subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. This paragraph 13 will not apply to any statement made in connection with any action to enforce this Agreement.
14.No Compensation Arrangements. The Investors will not, directly or indirectly, compensate or agree to compensate the Designee for his service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities.
15.Compliance with this Agreement. VIEX will cause the other Investors to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any Investor, in each case whether or not such Investor is a party to this Agreement.
16.Expense Reimbursement. Within five business days of the receipt of appropriate documentation, Company will reimburse the Investors for their reasonable and documented out-of-pocket fees and expenses (including legal expenses) (up to a maximum of $10,000) incurred by the Investors in connection with their involvement at Company, including the negotiation and execution of this Agreement.

17.Public Disclosure.
(a)Press Release. No later than the end of March 16, 2018, Company will issue a press release in the form attached as Exhibit A (the “Press Release”). Neither Company nor the Investors will make any public statements with respect to the matters covered by this Agreement (including in the Schedule 13D or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release.
(b)Form 8-K. Company will promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide VIEX and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and will consider in good faith any changes proposed by VIEX or its counsel.
(c)Amended Schedule 13D. The VIEX Group will promptly prepare and file (but not before the issuance of the Press Release) with the SEC an amendment to its Schedule 13D (the “Amended Schedule 13D”) with respect to Company reporting the entry into this Agreement. All disclosure in the Amended Schedule 13D will be consistent with this Agreement. The VIEX Group will provide Company and its counsel with reasonable opportunity to review and comment on the Amended Schedule 13D prior to filing, and will consider in good faith any changes proposed by Company or its counsel.
18.Definitions. As used in this Agreement, the term (a) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement; (b) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person; (d) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; (e) “business day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (f) “Net Long Shares” will be limited to the number of shares of Company’s common stock beneficially owned by any Person that constitute such Person’s net long position as defined in Rule 14e-4 under the Exchange Act (except that for purposes of such definition, the date that the tender offer is first announced will instead be the date for determining or documenting such Person’s Net Long Shares and the reference to the highest tender price will refer to the market price on such date) and, to the extent not covered by such definition, reduced by any shares as to which such Person does not have the right to vote or direct the vote as of the date for determining or documenting or as to which such Person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares, it being understood that whether shares constitute Net Long Shares will be decided by the Board in its reasonable determination; (g) “Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Pacific time, on the day that is 15 business days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2019 Annual Meeting as set forth in the Company’s bylaws as in effect on the date of this Agreement; and (h) “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.
19.Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

20.Representations of the VIEX Group. Each member of the VIEX Group, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which such member or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; and (d) as of the date of this Agreement, it has not, directly or indirectly, compensated or agreed to compensate the Designee for his service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities. The VIEX Group represents and warrants that as of the date of this Agreement, it is the beneficial owner of an aggregate of 3,797,383 shares of Company’s common stock, including 300,000 shares underlying call options that are currently exercisable.
21.Representations of Company. Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the stockholders of Company; and (c) does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.
22.Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.
23.Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit, of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

24.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
25.Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 28 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.
26.Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
27.Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.
28.Notices. All notices, consents, requests, instructions, approvals and other communications provided for in, and all legal process in regard to, this Agreement will be in writing and will be deemed validly given, made or served (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email (but only if such confirmation is not automatically generated); or (iii) one business day after deposit with a nationally recognized overnight delivery service. The addresses for such communications are as follows. At any time, any Party may, by notice given in accordance with this paragraph 28 to the other Parties, provide updated information for notices pursuant to this Agreement.

(a)	If to Company:
A10 Networks, Inc.
3 West Plumeria Drive
San Jose, CA 95134
Attn:    General Counsel
Email:    RCochran@a10networks.com

with a copy (which will not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attn:    Herbert P. Fockler
Mark B. Baudler
David J. Berger
Douglas K. Schnell
Fax:    (650) 493-6811

Email:	hfockler@wsgr.com, mbaudler@wsgr.com, dberger@wsgr.com, dschnell@wsgr.com

(b)	If to the VIEX Group:
VIEX Capital Advisors, LLC
825 Third Avenue, 33rd Floor
New York, NY 10022
Attn:    Eric Singer
Email:    singer@viexcapital.com
with a copy (which will not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn:    Steve Wolosky
Elizabeth Gonzalez-Sussman
Fax:    (212) 451-2222
Email:    swolosky@olshanlaw.com, egonzalez@olshanlaw.com
29.Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
30.Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
31.Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
[Signature page follows.]

Very truly yours,
A10 NETWORKS, INC.
By: /s/ Robert Cochran
Name:	Robert Cochran
Title:	Executive Vice President, Legal and Corporate Collaboration and Secretary

ACCEPTED AND AGREED
as of the date written above:
VIEX OPPORTUNITIES FUND, LP – SERIES ONE
By:    VIEX GP, LLC
General Partner
By:        /s/ Eric Singer
Name:    Eric Singer
Title:    Managing Member
VIEX GP, LLC
By:        /s/ Eric Singer
Name:    Eric Singer
Title:    Managing Member
VIEX SPECIAL OPPORTUNITIES FUND II, LP
By:    VIEX Special Opportunities GP II, LLC
General Partner
By:        /s/ Eric Singer
Name:    Eric Singer
Title:    Managing Member

VIEX SPECIAL OPPORTUNITIES GP II, LLC
By:        /s/ Eric Singer
Name:    Eric Singer
Title:    Managing Member
VIEX CAPITAL ADVISORS, LLC
By:        /s/ Eric Singer
Name:    Eric Singer
Title:    Managing Member
ERIC SINGER
/s/ Eric Singer

EXHIBIT A
Form of Press Release

A10 Networks Announces Settlement Agreement with VIEX Capital Advisors
Plans to Declassify the Board of Directors and Appoints New Board Member
SAN JOSE, Calif. -- March 16, 2018 -- A10 Networks (NYSE: ATEN), a Reliable Security AlwaysTM company, today announced that it has reached a settlement agreement with VIEX Capital Advisors, which, together with its affiliates, beneficially owns approximately 5.3% of A10’s outstanding shares. Under the terms of the agreement, A10 appointed Tor R. Braham to its board of directors effective March 14, 2018. Additionally, A10’s board of directors will submit for stockholder approval a proposal to declassify the board of directors at its 2018 annual meeting.
“We are pleased to have quickly and collaboratively resolved this matter,” said Lee Chen, chairman, president and chief executive officer of A10 Networks. “A10 has always been committed to the highest standards of corporate governance and after productive consultation with stockholders, we believe that now is the appropriate time to begin the process of declassifying the board of directors. Tor brings valuable experience and perspectives to A10 during this important time for the company and we welcome him to the board of directors.”
Eric Singer, managing member of VIEX Capital Advisors, said, “We applaud A10 for its constructive and collaborative approach to implementing actions that addressed our concerns and will benefit all A10 stockholders. We look forward to continue working constructively with A10.”
If the proposal to declassify the board of directors is approved by stockholders at the 2018 annual meeting, declassification of the board will be implemented on a rolling basis beginning with the 2018 annual meeting such that each director serving as of immediately prior to the opening of the polls at the 2018 annual meeting will serve through the remainder of his term and, in general, each director elected or appointed at or after that meeting will serve a one-year term.
The complete agreement between A10 and VIEX will be included as an exhibit to a current report on Form 8-K, which will be filed by A10 with the Securities and Exchange Commission.
Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as A10’s legal counsel.

Tor R. Braham
Braham served as managing director and global head of technology mergers and acquisitions for Deutsche Bank Securities from 2004 until 2012. Prior to joining Deutsche Bank, Braham served as managing director and co-head, West Coast U.S. technology, mergers and acquisitions for Credit Suisse First Boston from 2000-2004. Braham currently serves as a director of Altaba Inc. and Viavi Solutions Inc. He previously served on the boards of directors of NetApp, Inc., a computer storage and data management company, from September 2013 to March 2016 and Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, from June 2014 to August 2016.

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About A10 Networks
A10 Networks (NYSE: ATEN) is a Reliable Security AlwaysTM company, providing a range of high-performance application networking solutions that help organizations ensure that their data center applications and networks remain highly available, accelerated and secure. Founded in 2004, A10 Networks is based in San Jose, Calif., and serves customers globally with offices worldwide. For more information, visit: www.a10networks.com and @A10Networks.
The A10 logo, A10 Networks, A10 Thunder, Reliable Security Always and Secure Application Services are trademarks or registered trademarks of A10 Networks, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

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